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                                                                     EXHIBIT 5.1
                  [Oppenheimer Wolff & Donnelly LLP Letterhead]

January 18, 2002

BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard, Suite 280
Lincolnshire, IL  60069

RE:      BIOSANTE PHARMACEUTICALS, INC.
         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have acted as counsel to BioSante Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "SEC") on the date hereof (the "Post-Effective Amendment No. 1"). The Post-Effective Amendment No. 1 amends that certain Registration Statement on Form S-8 filed by BioSante Pharmaceuticals, Inc., a Wyoming corporation ("BioSante Wyoming"), with the SEC on January 8, 2001 (the "Original Registration Statement"). The Post-Effective Amendment No. 1 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), by the Company, which is the successor to BioSante Wyoming, following a statutory merger of BioSante Wyoming with and into the Company, with the Company as the surviving corporation, effective April 30, 2001 for the purpose of changing BioSante Wyoming's state of incorporation to Delaware. The 7,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of the Company issuable under the Company's 1998 Stock Option Plan (the "Plan") pursuant to the Original Registration Statement, as amended by the Post-Effective Amendment No. 1, are collectively referred to herein as the "Shares." The term "Registration Statement" in this opinion refers to the Registration Statement as amended by Post-Effective Amendment No. 1 and as amended hereafter from time to time.

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

2. The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.


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We express no opinion with respect to laws other than those of the State of
Minnesota, the Delaware General Corporation Law and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP